As filed with the Securities and Exchange Commission on [________________ __], 2015.
Registration No. [___-______]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
AMENDMENT NO. 1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

eMedia Group Inc.
(Exact name of registrant as specified in its charter)

Nevada	7379	47-5567250
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1255 Rio Salado Parkway, Suite 215
Tempe, Arizona 85281
Telephone: 480.830.2700
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

 Nevada Management Team LTD
1468 James RD
Gardnerville, Nevada 89460
(775) 629- 4064
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:

W. Scott Lawler, Esq Booth Udall Fuller, PLC 1255 Rio Salado Parkway, Suite 215 Tempe, Arizona 85281 Telephone: 480.830.2700 Facsimile: 480.830.2717

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	500,000	$0.30	$150,000	$15.11

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion	dated [______________ __, 2015]

500,000 Shares
Common Stock

eMedia Group Inc.

This is the initial public offering of our common stock. We are offering all of the shares offered by this prospectus. We are offering the shares at a price of $0.30 per share.

This prospectus relates to our offering of 500,000 new shares of our common stock at a fixed offering price of $0.30 per share. There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered shares. We have not made any arrangements to place funds raised in this offering in an escrow, trust or similar account. Any investor who purchases shares in this offering will have no assurance that other purchasers will invest in this offering. Accordingly, if we file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws.

The offering is being conducted on a self-underwritten, best efforts basis, which means our officers and directors will attempt to sell the shares with no commission or other remuneration payable to them for any shares they may sell.

There is no established public market for our common stock, and the offering price has been arbitrarily determined. Our common stock is not currently listed or quoted on any quotation service. Although we intend to apply for quotation on the OTCBB or OTCQB through a market maker, there can be no assurance that our common stock will ever be quoted on any quotation service or that any market for our stock will ever develop.

This offering will be open until the earlier of: (i) the maximum amount of shares have been sold; or (ii) nine months from the date of effectiveness of this registration statement of which this prospectus forms a part. We retain the right to extend the offering period beyond nine months. We retain the right to close the offering at any time and there is no minimum offering required for this offering to close.
We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.
Investing in our common stock involves a high degree of risk. You should carefully consider the matters discussed under the section entitled “Risk Factors” beginning on page 8 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$ 0.30	$ 150,000
Proceeds to us	$ 0.30	$ 150,000

We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus or any free writing prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

For investors outside the United States: We have not taken any action to permit a public offering of the shares of our common stock or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

DEALER PROSPECTUS DELIVERY OBLIGATION

Through and including [__________________], 2015 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TERMS USED IN THIS PROSPECTUS
Unless the context otherwise requires, in this prospectus, the terms “eMedia Group Inc.” the “Company,” “we,” “us” and “our” refer to eMedia Group Inc. and its consolidated subsidiaries as a combined entity.

TRADEMARKS AND TRADE NAMES

This prospectus contains some of our trademarks and trade names. All other trademarks or trade names of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are sometimes referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

INDUSTRY AND MARKET DATA
We obtained the industry, market and competitive position data described or referred to throughout this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.
Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY
As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. These provisions include:

☐	reduced disclosure about our executive compensation arrangements;

☐	exemption from the requirement to have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of Sarbanes-Oxley;

☐
exemption from the requirement to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

☐	no non-binding stockholder advisory votes on executive compensation or golden parachute arrangements; and

☐	reduced disclosure of financial information in this prospectus, including only two years of audited financial information and two years of selected financial information.
We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company as of December 31 of a particular year:

☐	if we had gross revenue of $1.0 billion or more in such year;

☐	if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of June 30 in such year;

☐	if at any point in such year, we would have issued more than $1.0 billion of non-convertible debt during the three-year period prior thereto; or

☐	on the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.
The JOBS Act permits an “emerging growth company” like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have chosen to qualify as an “emerging growth company” and use deferral provisions under Securities Act Section 7(a)(2)(B) and therefore do not expect to adopt the guidance from new accounting policies issued with effective dates after April 2012 until such time as the earlier of when they become applicable to private enterprises or the Company no longer qualifies as an “emerging growth company.”
CORPORATE INFORMATION
We were originally organized as a corporation in the State of Nevada on October 9, 2015, and on October 10, 2015, we acquired all of the issued and outstanding shares of eTarg Media ApS, a Danish private limited liability company, which is in the business of selling its customers subscriptions for its software suite, AccuRanker (“AccuRanker”), which allows customers to track their search engine rankings. We issued a total of One Million Five Hundred Thousand (1,500,000) shares of our common stock to the two (2) owners of eTarg Media ApS in exchange for all of the shares of eTarg Media ApS. Both of the owners of eTarg Media ApS are the officers and directors of eMedia Group Inc.

The Offering

Common stock offered by us	500,000 shares.

Common stock outstanding after giving effect to this offering	2,000,000 shares.

Use of proceeds	We estimate that the gross proceeds from this offering will be $150,000, assuming an initial public offering price of $0.30 per share.

We intend to use the net proceeds from this offering to hire two (2) backend software developers.

See “Use of Proceeds” for more information on how we intend to use the net proceeds from this offering.

Risk factors
You should carefully read and consider the information set forth under “Risk Factors” beginning on page 8 of this prospectus and all other information set forth in this prospectus before investing in our common stock.

Listing	We intend to list the common stock on OTCQB under the symbol “EMEG”.

Dividend policy
We currently do not intend to pay dividends following this offering. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant. See “Dividend Policy.”

Summary Financial Data
The table included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations” summarizes certain of our financial data. We derived the summary statement of operations data for the years ended December 31, 2013 and 2014 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the summary statement of operations data for the nine (9) months ended September 30, 2015 and 2014 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated financial statements on the same basis as our audited consolidated financial statements and, in our opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations. The results for any interim period are not necessarily indicative of the results that may be expected for future interim periods or for the full year. Additionally, historical results are not necessarily indicative of the results expected for any future period.
You should read the summary consolidated financial data included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations” together with our consolidated financial statements included elsewhere in this prospectus including the related notes thereto appearing elsewhere in this prospectus, as well as “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

Risk factors
Any investment in our common stock involves a high degree of risk, including the risks described below. If any of the following risks actually occur, our business, financial condition and results of operations could suffer. As a result, the trading price of our shares could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled “Information Regarding Forward-Looking Statements.”

RISKS RELATED TO OUR BUSINESS AND OUR FINANCIAL CONDITION

A single software application, AccuRanker, generates a substantial portion of our revenue.

In 2012 we started providing consulting services and software subscriptions that allowed customers to track sales across multiple websites.  In May 2013, we switched our business to selling customers subscriptions for our software suite, AccuRanker, which allows customers to track their search engine rankings.  If the sales of AccuRanker are lower than anticipated and we are unable to broaden our portfolio of products, we will not be able to maintain or grow our revenue and our financial results could be adversely affected.

We must develop new software applications and enhance our existing AccuRanker software so that our customers will continue to use our software.

Our continued growth will depend on our ability to develop new software applications and enhance our existing software in ways that improve the usefulness of our software to customers and prospective customers.  In the event our AccuRanker software becomes less effective, or ceases to be effective, in tracking search engine rankings, our current development costs would increase and our operating results would suffer. It is possible that we will not be able to develop other software.

Our ability to successfully develop new software applications and enhance our existing software and their ability to achieve commercial success are subject to a number of challenges, including:

•	our need to continually anticipate and respond to changes in the search engine optimization industry;

•	our ability to develop and launch new software applications that drive engagement and monetization;

•	our ability to enhance existing software by adding features and functionality that will encourage continued engagement with the software;

•	our ability to hire and retain skilled personnel as we seek to expand our development capabilities; and

•	the need to minimize and quickly resolve bugs or outages.

If we are unable to develop new and enhance existing software that generates meaningful revenue, our business and financial results could be harmed.

If we fail to keep up with technological developments and evolving user expectations, we may fail to maintain or attract customers or generate revenues, and our business and operating results may be materially and adversely affected.

We operate in a market characterized by rapidly changing technologies, evolving industry standards, new product and service announcements, new generations of product enhancements and changing user expectations. Accordingly, our performance and the ability to further monetize our AccuRanker software application will depend on our ability to adapt to these rapidly changing technologies and industry standards, and our ability to continually innovate in response to both evolving demands of the marketplace and competitive services. There may be occasions when we may not be as responsive as our competitors in adapting our existing software to changing industry standards and the needs of our users.

We intend to devote resources aimed at developing new software applications and enhancing our existing software. We may not be able to effectively integrate new software applications or enhance our existing software on a timely basis or at all, which may decrease user satisfaction with our services. Such new software applications or enhancements to our existing software, even if developed or integrated, may not function as expected or may be unable to attract and retain a substantial number of users to use our products. Our failure to keep pace with rapid technological changes and evolving user expectations may cause us to fail to retain or attract users or generate revenues, and could have a material and adverse effect on our business and operating results.

We face significant competition, there are low barriers to entry in the search engine optimization industry, and competition is intense.

The search engine optimization industry is highly competitive, and we expect more competitors to emerge. We face competition from a number of competitors who offer search engine optimization software.  Some of these current, emerging and potential competitors have significant resources for developing or acquiring additional software solutions, and have a more diversified set of revenue sources than we do and may be less severely affected by changes in consumer preferences, regulations or other developments that may impact the search engine optimization.  Increased competition could result in loss of existing customers or reduce our ability to acquire new customers, both of which could harm our business.

A relatively small percentage of our customers account for a large portion of our revenue, and if we are unable to continue to retain customers or if they decrease their spending, our revenue could be harmed.

A relatively small portion of our customers account for a large portion of our revenue. For example, in 2014 two (2) customers accounted for approximately 36% of our revenue, and in 2015 our top 10 customers account for approximately 26% of our revenue.  If we cannot obtain additional customers to purchase our software, we will not be able to sustain our revenue growth rate, and our business would be harmed.

We may not maintain profitability in the future.

Although we were profitable in the past, we expect to make significant investments in growing our business and significantly increase our employee headcount, which could reduce our profitability compared to past periods. In addition, as a public company, we will incur significant accounting, legal and other expenses that we did not incur as a private company. As a result of these increased expenditures, our profitability could decline in future periods. In future periods, our revenue could decline or grow more slowly than we expect. We also may incur significant losses in the future for a number of reasons, including due to the other risks described in this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors. Accordingly, we may not be able to maintain profitability, and we may incur losses in the future.

We may experience fluctuations in our quarterly operating results due to a number of factors, which make our future results difficult to predict.

Our revenue and other operating results could vary significantly from quarter to quarter due to a variety of factors, many of which are outside our control. In addition, we may not be able to accurately predict our future revenue or results of operations. We base our current and future expense levels on our internal operating plans and forecasts, and some of our operating costs are to a large extent fixed in the near term. As a result, we may not be able to reduce our costs quickly enough to compensate for an unexpected shortfall in revenue, and even a small shortfall in revenue could adversely affect financial results for that quarter.

Becoming a public company will increase our compliance costs significantly and require the expansion and enhancement of a variety of financial and management control systems and infrastructure and the hiring of significant additional qualified personnel.

Prior to this offering, we have not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (Exchange Act), or the other rules and regulations of the Securities and Exchange Commission (SEC), or any securities exchange relating to public companies. We are working with our legal, independent accountants and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include financial planning and analysis, tax, corporate governance, accounting policies and procedures, internal controls, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We expect that we will make significant changes in these and other areas in the near future. However, the expenses that will be required in order to adequately prepare for being a public company will be material. Compliance with the various reporting and other requirements applicable to public companies will also require considerable time and attention of management and will also require us to successfully hire and integrate a significant number of additional qualified personnel into our existing finance, legal, human resources and operations departments.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

We currently depend on the continued services and performance of our two (2) employees, Henrik Schaumann Jorgensen, our Chief Executive Officer, and Christian Hedegaard Pedersen, our Chief Operating Officer. We have not entered into employment agreements with either of Messrs. Jorgensen or Pedersen, and these employees can terminate their employment at any time. The loss of either of Messrs. Jorgensen or Pedersen could disrupt our current software, delay new software development, and decrease customer retention, which would have an adverse effect on our business.

As we continue to grow, we cannot guarantee we will be able to attract the personnel we need to maintain our competitive position. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively.

We are dependent on a small number of data center providers and any failure or significant interruption in our network could impact our operations and harm our business.

We use approximately four (4) data centers located in various locations around the world.  We do not control the operation of these facilities. The owners of our data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if any of our data center operators is acquired, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible lengthy service interruptions in connection with doing so.

Problems faced by our third-party data center locations, with the telecommunications network providers with whom we or they contract, or with the systems by which our telecommunications providers allocate capacity among their customers, including us, could adversely affect the experience of our customers. Our third-party data center operators could decide to close their facilities without adequate notice. Any financial difficulties, such as bankruptcy, faced by our third-party data centers operators or any of the service providers with which we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict. Any changes in third-party service levels at our data centers or any errors, defects, disruptions, or other performance problems with our software could adversely affect our reputation and adversely affect the customer experience. If our software is unavailable when customers attempt to access it customers may stop using our software. Interruptions in our services might reduce our revenue, subject us to potential liability, or adversely affect our renewal rates.

To the extent that our disaster recovery systems are not adequate, or we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate increasing traffic, our business and operating results may suffer. We do not currently have any insurance, and any insurance we may obtain in the future may be insufficient to compensate us for any losses.

We will need to continue to expand and enhance our network infrastructure to accommodate the growth of our business.

We rely on our internal network infrastructure to manage our operations and to provide us with the data we need to analyze the performance of our business and to report our operational and financial performance accurately. We plan to invest in expanding and enhancing our network systems which could involve additional purchases of computer hardware and software as well as the hiring of additional operations personnel. We may not be able to successfully install and implement any new computer hardware and software needed to enhance our operational systems and we may not be able to attract a sufficient number of additional qualified operations personnel. If we are unable to successfully expand and enhance our network infrastructure and operational systems, or experience difficulties in implementing such systems, our business could be harmed.

Catastrophic events may disrupt our business.

Our systems and operations are vulnerable to damage or interruption from fires, floods, power losses, telecommunications failures, cyber attacks, terrorist attacks, acts of war, human errors, break-ins and similar events. Additionally, we rely on our network, data centers and third-party infrastructure and enterprise applications, internal technology systems and our website for our development, marketing and operational support activities. In the event of a catastrophic event, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our software development, lengthy interruptions in our services, breaches of data security and loss of critical data, all of which could have an adverse effect on our future operating results.

Unforeseen “bugs” or errors in our software could harm our brand, which could harm our operating results.

Our software has in the past and may in the future contain errors or “bugs” that are not detected until after the software updates are released. Such errors could also result in our software not providing accurate results. Resolving such errors could also disrupt our operations, cause us to divert resources from other projects, or harm our operating results.

Security breaches could harm our business.

Security breaches have become more prevalent in the technology industry. We believe that we take reasonable steps to protect the security, integrity and confidentiality of the information we collect, use, store and disclose, but there is no guarantee that inadvertent (e.g., software bugs or other technical malfunctions, employee error or malfeasance, or other factors) or unauthorized data access or use will not occur despite our efforts. Although we have not experienced any material security breaches to date, we have in the past experienced and we may in the future experience attempts to disable our systems or to breach the security of our systems. Techniques used to obtain unauthorized access to personal information, confidential information and/or the systems on which such information are stored and/or to sabotage systems change frequently and generally are not recognized until launched against a target. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures.

If an actual or perceived security breach occurs, the market perception of our security measures could be harmed and we could lose sales and customers and/or suffer other negative consequences to our business. A security breach could adversely affect the customer experience and cause the loss or corruption of data, which could harm our business, financial condition and operating results. Any failure to maintain the security of our infrastructure could result in loss of personal information and/or other confidential information, damage to our reputation and customer relationships, early termination of our contracts and other business losses, indemnification of our customers, financial penalties, litigation, regulatory investigations and other significant liabilities. In the event of a major third-party security incident, we may incur losses in excess of their insurance coverage. Further, we do not have insurance currently, and certain incidents that we can experience may not be covered by any insurance that we may carry in the future.

We may obtain information from third parties who obtained such information illegally which may harm our business.

We believe that we take reasonable steps to ensure that information we obtain from third parties was legally obtained by such third parties and is appropriate for us to use in our business. However, in 2015 we purchased a database of emails from a third party in order to solicit new customers, and later found out that the database was illegally obtained by the third party. The third party we contracted with for such database represented to our management that the emails were legally obtained and were appropriate for us to use to solicit new business. The database of emails we purchased was in fact a database of emails hacked from a competitor of ours.  We settled claims raised by our competitor and will have no further obligation or penalty with respect to the hacked email database so long as we never use the list of emails to solicit new business.

If we inadvertently obtain any other information or databases from third parties who obtained such information or databases illegally, such an occurrence could result in damage to our reputation and customer relationships, early termination of our contracts and other business losses, financial penalties, litigation, regulatory investigations and other significant liabilities. Further, we do not have insurance currently, and certain incidents that we can experience may not be covered by any insurance that we may carry in the future.

If we fail to maintain our brand or further develop widespread brand awareness cost-effectively, our business may suffer.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread acceptance of our software and attracting new customers. Brand promotion activities may not generate consumer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. In addition, our brand can be harmed if we experience adverse publicity for our software for any reason, including due to “bugs,” outages, security breaches or violations of laws. If we fail to successfully promote and maintain our brand, or incur substantial expenses, we may fail to attract or retain customers necessary to realize a sufficient return on our brand-building efforts, or to achieve the widespread brand awareness that is critical for broad customer adoption of our software.

Failure to protect or enforce our intellectual property rights or the costs involved in such enforcement could harm our business and operating results.

We regard the protection of our trade secrets, copyrights, and other intellectual property rights as critical to our success and we rely on trade secret protection and copyright law to protect our proprietary rights.  However, trade secret protection and copyright law may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others. Further, in some instances we may be required to obtain licenses to intellectual property in lieu of ownership. Such licenses may be limited in scope and require us to renegotiate on a frequent basis for additional use rights. Moreover, to the extent we only have a license to any intellectual property used in our software, there may be no guarantee of continued access to such intellectual property, including on commercially reasonable terms.

We could be required to cease certain activities and/or incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

Some of our competitors may own technology patents, copyrights, trademarks, trade secrets and website content, which they may use to assert claims against us. In recent years, there has been significant litigation involving patents and other intellectual property rights. Companies in the Internet and technology industries are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights. As we face increasing competition and as litigation becomes a more common way to resolve disputes, we face a higher risk of being the subject of intellectual property infringement claims. We cannot assure you that we will not become subject to claims that we have misappropriated or misused other parties’ intellectual property rights. If we are sued by a third party that claims that our technology infringes its rights, the litigation (with or without merit) could be expensive and could divert our management resources.

The results of any intellectual property litigation to which we might become a party may require us to do one or more of the following:

•	cease making, selling, offering for sale or using technologies that incorporate the challenged intellectual property;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms, to sell or use the relevant technology; or

•	redesign technology to avoid infringement.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us, such payments or costs could have a material adverse effect upon our business and financial results.

RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

An active trading market for our common stock may not develop, and you may not be able to resell your shares of our common stock at or above the initial public offering price.

Prior to this offering, there has been no public market for shares of our common stock. Although we anticipate our common stock being approved for listing on OTCQB, an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price of our common stock was arbitrarily determined by our Chief Executive Officer. This initial public offering price may not be indicative of the market price of our common stock after this offering. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the initial public offering price or at the time that they would like to sell.

Even if an active trading market were to develop for our common stock, fluctuations in our financial results may cause our stock price to fall.

Forecasting our future revenue is difficult. We are devoting most of our financial resources to the further development of our AccuRanker software product offerings and expanding the number of users of AccuRanker.  There can be no assurance we will successfully maintain our current customer base or be able to grow our customer base.  The level of market acceptance of AccuRanker may change rapidly. We may in the future incur losses and experience negative cash flow, either or both of which may be significant and may cause our quarterly revenue and operating results to fluctuate significantly.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

Assuming we are approved for listing on OTCQB, the trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. There can be no assurance that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Our executive officers and members of our Board of Directors (Mr. Henrik Schaumann Jorgensen and Mr. Christian Hedegaard Pedersen), will continue to have substantial control over us after this offering and could delay or prevent a change in control of our company.

After the completion of this offering, our officers and directors will beneficially own, in the aggregate, 75% of our outstanding common stock and each of them individually will own 37.5% of our outstanding common stock. As a result, they will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, officers and directors will have substantial influence over the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

☐	delaying, deferring or preventing our change in control;

☐	impeding a merger, consolidation, takeover or other business combination involving us; or

☐	discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.
Our management has broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Although we currently intend to use the net proceeds from this offering in the manner described in the section entitled “Use of Proceeds,” our management will have broad discretion in the application of any balance of the net proceeds from this offering and could spend the proceeds in ways that you do not agree with or that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline, and delay the further development of our software. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Even if there is no immediate need for capital, we may choose to issue debt or shares of our common stock in the future and such issuances, if any, could have a dilutive effect on your investment.

We may choose to issue debt or shares of our common stock for investment, acquisition or other business purposes. Even if there is not an immediate need for capital, we may choose to issue securities to sell in public or private equity markets if and when conditions are favorable. In the event that future events occur that negatively affect our business, we may be forced to raise funds at times where the price we receive is unfavorable to current stockholders.  Raising funds by issuing securities would dilute the ownership interests of our existing stockholders. Additionally, certain types of equity securities we may issue in the future could have rights, preferences or privileges senior to the rights of existing holders of our common stock.

We cannot assure you that we will declare dividends or have the available cash to make dividend payments, and as a result you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

Although we do not currently intend to pay dividends, to the extent we decide in the future to pay dividends on our common stock, we will pay such dividends at such times and in such amounts as the board of directors determines appropriate and in accordance with applicable law. Our board of directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. There can be no assurance that we will pay dividends going forward or as to the amount of such dividends. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

We are a holding company that depends on cash flow from our wholly owned subsidiary to meet our obligations, and any inability of our subsidiary to pay us dividends or make other payments to us when needed could disrupt or have a negative impact on our business.

We are a holding company with no business operations of our own. Our only significant assets are the outstanding capital stock of our subsidiary, eTarg Media ApS, which will conduct all of our operations and own all of our operating assets. Accordingly, our ability to pay our obligations is dependent upon dividends and other distributions from our subsidiary to us. The ability of our subsidiary to pay dividends or make other payments or distributions to us will depend on its respective operating results, and the terms of any of our current and future financing agreements, which may preclude dividends, distributions or other payments.

In addition, because we are a holding company, claims of our security holders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our subsidiary. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our subsidiary will be able to satisfy the claims of our security holders only after all of our and our subsidiary’s liabilities and obligations have been paid in full.

Anti-takeover provisions under Nevada law could discourage, delay or prevent a change in control of the Company and may affect the trading price of our common stock.

We are a Nevada corporation and the anti-takeover provisions of the Nevada Revised Statutes may discourage, delay or prevent a third party from acquiring our company, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Our common stock is and will be subordinate to all of our existing and future indebtedness.

Shares of our common stock are common equity interests in us and, as such, will rank junior to all of our existing and future indebtedness and other liabilities. Additionally, our right to participate in a distribution of assets upon any of our subsidiaries’ liquidation or reorganization is subject to the prior claims of that subsidiary’s creditors.

Because we may be subject to the “penny stock” rules, you may have difficulty in selling our common stock.

Our common stock may be subject to regulations of the SEC relating to the market for penny stocks. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for your common stock and could limit your ability to sell your securities in the secondary market.

If you invest in shares of our common stock in this offering, your investment will be immediately diluted.

If you invest in shares of our common stock in this offering, your investment will be immediately diluted to the extent of the difference between the initial public offering price per share of common stock and the net tangible book value per share of common stock after this offering.  See “Dilution.”

The Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA has adopted rules that require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

RISKS RELATED TO AN EMERGING GROWTH COMPANY
We will face new challenges, increased costs and administrative responsibilities as a public company, particularly after we are no longer an “emerging growth company.”

As a publicly traded company with listed equity securities, we will need to comply with certain laws, regulations and requirements, including certain provisions of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, certain regulations of the Securities and Exchange Commission, or SEC, and certain of the OTCQB listing rules applicable to public companies, should we obtain a listing of our common stock on the OTCQB. Complying with these statutes, regulations and requirements will occupy a significant amount of the time of our board of directors and management and will significantly increase our costs and expenses.

We will need to:

☐	institute a more comprehensive compliance framework;

☐
update, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of Sarbanes-Oxley and the related rules and regulations of the SEC;

☐	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

☐	revise our existing internal policies, such as those relating to disclosure controls and procedures and insider trading;

☐	comply with SEC rules and guidelines including a requirement to provide our consolidated financial statements in interactive data format using eXtensible Business Reporting Language;

☐	involve and retain to a greater degree outside counsel and independent accountants in the above activities; and

☐	enhance our investor relations function.
However, for as long as we are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, we are permitted to, and intend to, take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We will remain an emerging growth company for up to five years, although we would cease to be an emerging growth company as of December 31 of a particular year (i) if we had gross revenue of $1 billion or more in such year, (ii) if the market value of our common stock that is held by non-affiliates exceeds $700 million as of June 30 in such year, (iii) if at any point in such year, we would have issued more than $1 billion of non-convertible debt during the three-year period prior thereto or (iv) on the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws. For so long as we remain an emerging growth company, we will not be required to:

☐	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of Sarbanes-Oxley;

☐
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

☐
submit certain executive compensation matters to shareholder advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

☐
include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended, or Exchange Act, and instead may provide a reduced level of disclosure concerning executive compensation.

Although we intend to rely on the exemptions provided in the JOBS Act, the exact implications of the JOBS Act for us are still subject to interpretations and guidance by the SEC and other regulatory agencies. In addition, as our business grows, we may no longer satisfy the conditions of an emerging growth company. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot assure you that we will be able to take advantage of all of the benefits from the JOBS Act. In addition, we also expect that being a public company subject to these rules and regulations will make it more expensive for us to acquire and maintain adequate director and officer liability insurance. These factors could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors.

Failure to establish and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and share price.

As a publicly traded company, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404(a) of Sarbanes-Oxley, which will require, beginning with the filing of our second annual report with the SEC, annual management assessments of the effectiveness of our internal control over financial reporting. However, as an emerging growth company, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an emerging growth company. During the course of our testing, we may identify material weaknesses that we may not be able to remediate in time to meet our deadline for compliance with Section 404.

Testing and maintaining internal control can divert our management’s attention from other matters that are important to the operation of our business. We also expect the regulations to increase our legal and financial compliance costs, make it more difficult to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee, and make some activities more difficult, time-consuming and costly. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 and, when applicable to us, our independent registered public accounting firm may not be able or willing to issue an unqualified report on the effectiveness of our internal control over financial reporting. If we conclude that our internal control over financial reporting is not effective, it could have a material adverse effect on our financial condition, results of operations and market for our common stock, and could subject us to regulatory scrutiny.

Information regarding forward-looking statements

This prospectus contains “forward-looking statements.” These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. All statements, other than statements of historical facts, contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements included in this prospectus include statements regarding:

☐	our ability to successfully compete in the markets in which we participate;

☐	the condition of our facilities and equipment and the ability of both to operate at or above present levels;

☐	the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

☐	the anticipated market opportunities, including ability to gain market share, for our services and planned services;

☐	our use of the proceeds from this offering;

☐	the expected increase in costs associated with maintaining compliance with requirements of being a public company;

☐	our beliefs regarding our internal controls with respect to the preparation of our financial statements; and

☐	our expectations regarding the impact of new accounting pronouncements.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, the following:

☐	our ability to effectively compete in our markets;

☐	the loss of our Chief Executive Officer or Chief Operating Officer, and other members of our senior management team, or other key employees;

☐	lack of development of an active trading market for our common stock;

☐	the effect on our stock price of fluctuations in our financial results;

☐	the substantial control that our Chief Executive Officer and Chief Operating Officer will continue to have over us after this offering; and

☐	our broad discretion in the use of the net proceeds from this offering.

Many of these risks are discussed in greater detail under the heading “Risk Factors” in this prospectus. Each of the forward-looking statements included in this prospectus speak only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement was made.

Use of Proceeds

We estimate that the gross proceeds from this offering will be $150,000, assuming we sell all 500,000 shares of our common stock under this offering at an initial public offering price of $0.30 per share.
The principal purposes of this offering are to hire two (2) backend software developers.  If we do not sell all of the shares made available under this offering, we may only be able to hire one (1) backend software developer, or may not be able to hire any software developers.
Our expected use of proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the proceeds to be received upon the completion of this offering, or the amounts that we will actually spend on the use set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including our ability to obtain additional financing, the progress, cost and results of our planned operations, expanding our services and customer base. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Dividend policy

We have no current plans to pay dividends on our common stock. Our future dividend policy will depend on the requirements of any future financing agreements to which we may be a party and other factors considered relevant by our board of directors. In addition, any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant.

We were incorporated on October 9, 2015 and have not declared or paid any dividends on our common stock.
Capitalization

 The following table sets forth our capitalization as of September 30, 2015 on:

☐	(1)	an actual basis;

☐	(2)	a pro forma basis to reflect the Share Exchange Agreement with the owners of eTarg Media ApS which occurred subsequent to September 30, 2015; and

☐	(3)
a pro forma as-adjusted basis after giving effect to the sale of 500,000 shares of common stock by us in this offering at an assumed initial public offering price of $0.30 per shares, less expected offering costs of $71,015.

You should read this table in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	September 30, 2015			September 30, 2015
	Actual	Share	Offering	As Adjusted
	(Unaudited)	Exchange	Adjustment	(Unaudited)
	(1)	(2)	(3)
Cash and cash equivalents	$151,896	$	$78,985	$230,881
Stockholders' equity
Common stock, $0.18 par value, unlimited shares authorized, 160,000 shares issued and outstanding, actual; $0,001 par value, 300,000,000 shares authorized, 2,000,000 shares issued and outstanding, as adjusted	28,352	(26,852)	500	2,000
Additional paid-in capital	-	26,852	78,485	105,337
Accumulated other comprehensive loss	(6,667)			(6,667)
Retained earnings	80,720			80,720
Total stockholders' equity	102,405	-	78,985	181,390
Total capitalization	$102,405	$-	$78,985	$181,390

Dilution

If you invest in shares of our common stock in this offering, your investment will be immediately diluted to the extent of the difference between the initial public offering price per share of common stock and the net tangible book value per share of common stock after this offering.

Dilution results from the fact that the per share offering price of the shares of common stock is substantially in excess of the net tangible book value per share attributable to the shares of common stock held by existing owners.

Our net tangible book value as of September 30, 2015 was $102,405, or $0.07 per share of common stock. We calculate net tangible book value per share by taking the amount of our total assets, reduced by the amount of our total liabilities and redeemable convertible preferred stock, and then dividing that amount by the number of shares of common stock outstanding.

After giving effect to our sale of the shares in this offering at the initial public offering price of $0.30 per share, our net tangible book value as of September 30, 2015 would have been $181,390 or $0.09 per share of common stock. This represents an immediate increase in net tangible book value of $0.2 per share of common stock to our existing owners and an immediate and substantial dilution in net tangible book value of $0.21 per share of common stock to investors in this offering at the assumed initial public offering price.
The following unaudited table illustrates this dilution on a per share of common stock basis:
Assumed offering price per share	$0.30
Historical net tangible book value per share as of September 30, 2015	$0.07
Increase in net tangible book value per share attributable to new investors	$0.02
Net tangible book value per share after the offering	$0.09
Dilution per share to new investors	$0.21

The following table summarizes, as of September 30, 2015, the total number of shares of common stock purchased from us, the total cash consideration paid to us, and the average price per share paid by existing owners and by new investors. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing owners paid.

	Shares of Common Stock Purchased		Total Consideration		Average Price Per Share of Common Stock
	Number	Percent	Amount	Percent
Existing owners	1,500,000	75%	$28,352	16%	$0.02
Investors in this offering	500,000	25%	$150,000	84%	$0.30

Total	2,000,000	100.0%	$178,352	100.0%	$0.09

The dilution information above is for illustration purposes only. Our net tangible book value following the consummation of this offering is subject to adjustment based on the actual initial public offering price of our shares and other terms of this offering determined at pricing.

Selected consolidated financial data

The table included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations” summarizes certain of our financial data. We derived the summary statement of operations data for the years ended December 31, 2013 and 2014 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the summary statement of operations data for the nine (9) months ended September 30, 2015 and 2014 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated financial statements on the same basis as our audited consolidated financial statements and, in our opinion, have included all adjustments, which include only normal recurring adjustments, necessary to present fairly in all material respects our financial position and results of operations. The results for any interim period are not necessarily indicative of the results that may be expected for future interim periods or for the full year. Additionally, historical results are not necessarily indicative of the results expected for any future period.

You should read the summary consolidated financial data included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations” together with our consolidated financial statements included elsewhere in this prospectus including the related notes thereto appearing elsewhere in this prospectus, as well as “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus.

Management’s discussion and analysis of financial condition and results of operations
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the “Selected Consolidated Financial Data” and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated by these forward-looking statements as a result of many factors. We discuss factors that we believe could cause or contribute to these differences below and elsewhere in this prospectus, including those set forth under “Risk Factors” and “Information Regarding Forward-Looking Statements.”

OVERVIEW

eTarg Media ApS, a Danish private limited liability company ("eTarg") was founded in Aarhus Denmark on May 17, 2010. eTarg was originally formed as a sole proprietorship and did not become active until 2012.  In 2012, eTarg began consulting services and providing software subscriptions around allowing customers to track sales across multiple websites.  In May 2013, eTarg incorporated and switched its business to selling its customers subscriptions for its new software suite, AccuRanker, which allows customers to track their search engine rankings.

Pursuant to the Share Exchange Agreement, dated October 10, 2015, between the Company and Henrik Schaumann Jorgensen and Christian Hedegaard Pedersen, we  issued a total of 1,500,000 shares of our common stock in exchange for all of the issued and outstanding shares of capital stock of eTarg.  eTarg is continuing its operations as a wholly-owned subsidiary of the Company.

The purpose of the Share Exchange Agreement was to affect a recapitalization of eTarg with the intent to re-domicile eTarg into a US company for the purpose of listing shares for sale on US exchanges.  The parent company that was used to re-domicile eTarg was only just formed as a shell, and therefore no financial information will be presented as upon the completion of the Share Exchange Agreement the financial statements of eTarg will become those of the parent.

RESULTS OF OPERATIONS
Comparison of the Nine Months Ended September 30, 2014 and 2015, and the years ended December 31, 2013 and 2014:

The following table summarizes our results of operations for the nine months ended September 30, 2014 and 2015 and the years ended December 31, 2013 and 2014:

	Year Ended December 31,		Nine Months Ended September 30,
	2013	2014	2014	2015
			(unaudited	(unaudited)

Statement of Operations
REVENUE	$166,834	$190,679	$153,018	$190,147
OPERATING EXPENSES
Direct Cost	2,965	15,471	17,593	21,104
Depreciation	1,448	1,448	1,086	-
General and administrative	25,605	35,834	24,437	36,419
Research and development	51,293	-	-	-
Salary and wages	76,352	125,780	98,308	55,403
Total Operating Expenses	157,663	178,533	141,424	112,926
INCOME FROM OPERATIONS	9,171	12,146	11,594	77,221
OTHER INCOME (EXPENSE)
Realized Loss	-	-	(572)	(1,122)
Unrealized gain	-	-	432	1,550
Total Other Income (Expense)	-	-	(140)	428
INCOME BEFORE INCOME TAXES	9,171	12,146	11,454	77,649
Provision for income taxes	-	(1,858)	(2,234)	(17,859)
NET INCOME	$9,171	$10,288	$9,220	$59,790
STATEMENT OF COMPREHENSIVE INCOME
Net income	$9,171	$10,288	$9,220	$59,790
Other comprehensive income (loss)
Foreign currency translation adjustments	1,326	(4,965)	(3,541)	(3,028)
TOTAL COMPREHENSIVE INCOME	$10,497	$5,323	$5,679	$56,762

Revenue

Total revenue for the nine months ended September 30, 2015 was $190,147 compared to revenue of $153,018 for the nine months ended September 30, 2014.  This increase was primarily driven by the increase of subscriptions for the AccuRanker software.
Total revenue for the year ended December 31, 2014 was $190,679 compared to revenue of $166,834 for year ended December 31, 2013.  In 2013, more than 90% of our sales were derived from consulting work on website design and implementation and from sales of subscriptions to software that allowed customers to track sales across multiple platforms.  In late 2013, we began moving away from this model upon our successful development of the AccuRanker software, which allows customers in real time to view how they rank at different search engines based on different search query input.  In 2014, by the end of the first quarter we no longer sold subscriptions for the sales tracking software and we derived less than 29% of our 2014 revenue from consulting services.  We believe that going forward we will derive the significant majority of our revenue from sales of subscriptions to the AccuRanker software.

Direct Cost
Direct cost for the nine months ended September 30, 2015 was $21,104 compared to direct cost of $17,593 for the nine months ended September 30, 2014. This increase was primarily driven by increased maintenance costs for our website in 2015 over 2014.

Direct cost for the year ended December 31, 2014 was $15,471 compared to direct cost of $2,965 for year ended December 31, 2013.  This increase was primarily driven by increased website costs in 2014 as we built out our infrastructure for the AccuRanker software.

Depreciation

Depreciation for the nine months ended September 30, 2015 was $0 compared to depreciation of $1,086 for the nine months ended September 30, 2014. As of December 31, 2014, our computer assets were fully depreciated.

Depreciation for the years ended December 31, 2014 and December 31, 2013 was $1,448.  This was primarily driven by the computers we use to run our business.  As of December 31, 2014 we had fully depreciated the computer assets we acquired in 2012.

In the future, should we be successful in expanding our business, we expect that we will acquire additional computer, software and other equipment.  We therefore expect in future periods should we be successful that our depreciation and amortization expense will increase over current levels.

General and Administrative

General and administrative expense for the nine months ended September 30, 2015 was $36,419 compared to general and administrative expense of $24,437 for the nine months ended September 30, 2014. This increase was primarily driven by increased fees charged for credit card processing, which is our primary means of collection for our accuranker subscriptions and from increased professional fees driven by the audit and reporting requirements for this offering.

General and administrative expense for the year ended December 31, 2014 was $35,834 compared to general and administrative expense of $25,605 for year ended December 31, 2013.  This increase was primarily driven marketing costs we incurred in 2014 as we continued to switch our business model towards our new software in order to try to drive more subscribers to use our AccuRanker software.

We expect that in future periods we will look for promising ways to drive higher subscriber growth and thus costs such as advertising and marketing can and will fluctuate significantly as we attempt to take advantage of opportunities to expose more of the market to our brand.

We expect that in future periods that our general and administrative expenses will grow considerably as we incur the professional fees necessary maintain the public listing of our common stock.

Research and Development

We did not incur any research and development expense for the nine months ended September 30, 2015 and 2014, or for the year ended December 31, 2014.  Research and development expense for the year ended December 31, 2013 was $51,293.  This is the cost we incurred to develop the AccuRanker software that we now market and sell to subscribers.  Our costs incurred in 2013 were primarily payroll related to develop the AccuRanker software.

Should we be successful with this offering, we expect that in future periods we will expend part of the proceeds of the offering and earnings from our current business to both expand the AccuRanker business and also develop new software ventures.  We therefore expect that in future periods that we will expend significant amounts to develop new products.

Salary and Wages

Salary and wages for the nine months ended September 30, 2015 was $55,403 compared to salary and wages of $98,308 for the nine months ended September 30, 2014.  This decrease represented a temporary reduction of salaries by our co-owners. We do not expect such temporary reductions to occur in the future.

Salary and wages for the year ended December 31, 2014 was $125,780 compared to salary and wages of $76,352 for year ended December 31, 2013.  As noted above under Research and Development, in 2013 we incurred payroll expenses of approximately $51,293 for the development of the AccuRanker software.  That was essentially the difference in payroll between 2014 and 2013.

Currently, we have two employees, our two owners.  In the future, should we be successful with this offering and with the continued push to increase our AccuRanker product sales and other potential business, we expect to hire additional employees and therefore expect our salaries and wages to increase.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

Operating Activities

For the nine months ended September 30, 2015, net cash provided by operating activities was $89,543 compared to $13,506 for the comparable prior-year period.  The positive cash flow for the nine months ended September 30, 2015 related to our net income of $59,790, adjusted for an increase of $5,539 in accounts receivable related to the timing of billing to our customers and sales of our services, an increase in prepaid expenses of $703, an increase of $36,776 in accounts payable and accrued liabilities primarily due to an increase of SKAT Payable and corporate tax payable, and a decrease of $781 in unearned revenue.  The largest factor increasing our cash flow in the first nine months of 2015 was the temporary reduction in salaries taken by our two co-owners.  We do not expect such temporary reductions in salaries to continue into future periods.

For the nine months ended September 30, 2014, net cash provided by operating activities was $13,506.  This positive cash flow for the nine months ended September 30, 2014 related to our net income of $9,220, adjusted for $1,086 of depreciation, a decrease of $2,132 in accounts receivable related to the timing of billings to our customers and sales of our services, an increase of $5,658 in accounts payable and accrued liabilities primarily due to increase of VAT payable, and a decrease of $326 in unearned revenue.

Cash flows from operating activities increased $13,432 in 2014 to $30,139 versus $16,887 in 2013.  The increase was primarily the result of positive collection efforts in 2014 that decreased accounts receivable over levels from 2013 and from the runoff of prepaid expenses in 2014 that were built up in 2013.

Financing Activities

For the nine months ended September 30, 2015 net cash used in financing activities was $481 compared to $1,529 for the comparable prior-year period.  The decrease was primarily the result of reduced repayments to one of our owners.

For the year ended December 31, 2014, we had no cash provided by, or used in, financing activities.  For the year ended December 31, 2013, we had net cash provided by financing activities of $3,678, resulting from proceeds from a related party of $392, a distribution paid of $10,890, and the issuance of 500 shares of common stock to an officer and director for $14,176 in cash.

Liquidity

To date, we have funded our operations primarily with capital provided by our two owners and from income from operations.  As our only two employees are our two owners, we do not have any significant commitments over one year in length in regards to fixed costs, nor do we have any significant loans outstanding.  In addition, we use third party service providers, primarily on a month-to-month basis for everything from payroll and accounting services to hosting our website.  This model allows us to scale our business costs based on demand and thereby eliminating the need for costly fixed overhead.

While this model has worked well for us during our start-up phase, we recognize that should this offering be successful and we enjoy success with our current AccuRanker product and future product introductions, we will need to bring many of these services in-house.  This will require that we hire additional employees, acquire additional computer hardware and software, and other fixed assets.

CURRENT AND PROJECTED REVENUE

AccuRanker's current anticipated (projected) revenue is approximately USD$240,000 for the FY ending 2015, and based on the expansion plans and secured customers, the revenue for 2016 is expected to be USD$791,000, with a corresponding net profit of USD$124,000. Our revenue for 2017 is expected to rise to USD $3.49 million, with a corresponding net profit of USD$2.41 million.

OFF-BALANCE SHEET ARRANGEMENTS

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the Securities and Exchange Commission (‘SEC”).

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the SEC.  The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles ("GAAP") of the United States.

Foreign Currency Translation and Re-measurement

The Company's functional and reporting currency is the U.S. dollar. All transactions initiated in Danish Krone are translated into U.S. dollars in accordance with ASC 830-30, "Translation of Financial Statements," as follows:

i)            Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date.
ii)            Non-monetary assets and liabilities and equity at historical rates.
iii)            Revenue and expense items at the average rate of exchange prevailing during the period.

Adjustments arising from such translations are included in accumulated other comprehensive income in shareholders’ equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments. The Company had one critical accounting estimate and that was the determination of the method of deferral of revenue for monthly software license subscriptions entered into in December of each accounting year.

Development Stage Enterprise – Early Adoption of New Accounting Standard

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.  The amendments in this Update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from GAAP.  In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity; (2) label the financial statements as those of a development stage entity; (3) disclose a description of the development stage activities in which the entity is engaged; and (4) disclose in the first year in which the entity is no longer in a development stage that in prior years it had been in the development stage.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Accounts Receivable

The Company's accounts receivable consists of trade receivables from customers. The Company evaluates the collectability of its accounts receivable on an on-going basis and write off the amount when it is considered to be uncollectible. The Company determined that no allowance was necessary as of December 31, 2014 or 2013.

Financial Instruments

The Company follows ASC 820, "Fair Value Measurements and Disclosures",  which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are described below:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Concentrations of Credit Risk

In 2013 one customer accounted for approximately 62% of revenues and 83% of accounts receivable and in 2014 two customers accounted for approximately 36% of revenues.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Cost includes all direct costs necessary to acquire and prepare assets for use, including internal labor and overhead in some cases. Depreciation of property, plant and equipment is provided on the straight-line method over estimated useful lives, generally ranging from 3 to 5 years for equipment and 5 years for buildings. The costs of repairs and maintenance are expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. When assets are retired or sold, the asset cost and related accumulated depreciation are eliminated with any remaining gain or loss recognized in net earnings.

Long-lived Assets

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with ASC 605,"Revenue Recognition."

The Company recognizes revenue from services only when all of the following criteria have been met:

i)            Persuasive evidence for an agreement exists;
ii)            Service has been provided;
iii)            The fee is fixed or determinable; and,
iv)            Collection is reasonably assured.

Revenue related to consulting service is fully recognized when the above criteria are met. Revenue related to online subscriptions is recognized ratably over the duration of the subscriptions.

Share-based Expenses

ASC 718 "Compensation – Stock Compensation" prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options,  and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, "Equity – Based Payments to Non-Employees."  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

There were no share-based expenses for the period ended December 31, 2014 and 2013.

Deferred Income Taxes and Valuation Allowance

The Company accounts for income taxes under ASC 740 "Income Taxes."  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.  No deferred tax assets or liabilities were recognized as at December 31, 2014 and 2013.

Net Loss Per Share of Common Stock

The Company has adopted ASC Topic 260, "Earnings per Share," ("EPS") which requires presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation.  In the accompanying financial statements, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period (see Note 9).

The Company has no potentially dilutive securities, such as options or warrants, currently issued and outstanding.

The pro forma presentation included within the statement of operations and comprehensive income (loss) reflects the recapitalization more fully described in footnote 9 as if it happened at the inception of the Company.

EMERGING GROWTH COMPANY STATUS

The Company has chosen to qualify as an Emerging Growth Company (“EGC”) and use the deferral provisions under Securities Act Section 7(a)(2)(B) and therefore does not expect to adopt the guidance from new accounting policies issued with effective dates after April 2012 until such time as the earlier of when they become applicable to private enterprises or the Company no longer qualifies as an EGC.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Market risk is the risk of loss arising from adverse changes in market rates and prices, including interest rates, commodity prices and equity prices. We do not hold any market risk sensitive instruments.

Business

Description of Business

The Company

eTarg Media ApS, a Danish private limited liability company ("eTarg"), was founded in Aarhus Denmark on May 17, 2010. eTarg was originally formed as a sole proprietorship and did not become active until 2012.  In 2012, eTarg began consulting services and providing software subscriptions around allowing customers to track sales across multiple websites.  In May 2013, eTarg incorporated and switched its business to selling its customers subscriptions for its new software suite, AccuRanker (“AccuRanker”), which allows customers to track their search engine rankings.

Pursuant to the Share Exchange Agreement, dated October 10, 2015, between the Company and Henrik Schaumann Jorgensen and Christian Hedegaard Pedersen, we issued a total of 1,500,000 shares of our common stock in exchange for all of the issued and outstanding shares of capital stock of eTarg.  eTarg is continuing its operations as a wholly-owned subsidiary of the Company.

Current Industry Size and Growth Potential

The market for search engine optimization (“SEO”) tools has many players, but is dominated by 4-5 large players.

AccuRanker is today one of the smaller players in the market for which we have approximately 400 paying customers. Our AccuRanker service covers a whole spectrum of activities, including performing SEO, managing paid listings at the search engines, submitting sites to directories, and developing online marketing strategies for businesses, organizations, and individuals. With proper management and at the current pace of expansion, we hope to reach 1,000 paying customers for AccuRanker by the end of 2017.

AccuRanker's target market is marketing agencies and all companies that have a marketing department, and where the internet is the primary sales channel.

This target market is constantly growing. In 2005, overall internet advertising spend was $12.5 billion. That climbed to $49.5 billion in 20151. In 2015, U.S. advertisers spent US$24.6 billion on search engine marketing alone2. Total 2014 fourth quarter revenues broke the prior quarter record of $12.2 billion set in the third quarter of 2014 by $1.9 billion. Fourth quarter 2014 revenues were $2.0 billion (16.9%) higher than in the fourth quarter of 20133.

In 2014, annual revenues increased on a year-over-year percentage and dollar basis. The compound annual growth rate (CAGR) over the past ten years for internet advertising of 17% has outpaced U.S. current dollar GDP growth of 3%* over that period4.

Search continues to lead ad formats, while Mobile continues its steady growth. Non mobile Search accounted for 37% of Q4 2014 revenues, down from 41% in Q4 2013 as mobile devices have shifted Search-related revenues away from the desktop computer. Search revenues totaled $5.3 billion in Q4 2014, up 5% from Q4 2013, when Search totaled $5.0 billion. Search revenues totaled $19.0 billion in FY 2014, up 3% from FY 2013, when Search totaled $18.4 billion5.

The chart below from an Interactive Advertising Bureau (IAB) report in April 2015 shows the year-by-year growth on internet marketing advertising spend since 2005:

1 Sullivan, Danny ; http://marketingland.com/digital-ad-spend-2014-iab-126020; 22 April, 2015
2 Sullivan, Danny; searchengineland.com; 22 April, 2015
3 IAB internet advertising revenue report, 2014 full year results; April 2015
4 IAB internet advertising revenue report, 2014 full year results; April 2015
5 IAB internet advertising revenue report, 2014 full year results; April 2015

Competitive Advantage

The technical knowledge built into AccuRanker enables the Company to mine data in an efficient and inexpensive way, making the Company extremely competitive. AccuRanker can deliver data in a matter of seconds, where competitors take up to 30 minutes. This makes AccuRanker an incredibly popular product. AccuRanker's net income for the first nine (9) months of 2015 was $59,790 compared to $9,220 for the same period from the prior year. Today, AccuRanker offers what we believe is the best rank tracker on the market, with more than 6,000 daily sessions.

Sales Channels

AccuRanker’s sales channels are SEO professionals. AccuRanker built a blog where the leading SEO users write blog posts regularly. This results in the organic search traffic continuously increasing and we expect the company will become a norm in SEO-users' awareness.

Competitive Analysis

Direct competitors

AccuRanker's direct competitors are other companies offering rank tracking services. Some companies that are in direct competition with AccuRanker are:
●    Serpbook.com
●    Authoritylabs.com
●    Serpcloud.com
●    AWR cloud.

Indirect competitors

AccuRanker is a cloud-based rank tracker, which means that all data can be accessed via an online platform.  The alternative for users is to use common desktop software, where the user must set up proxies and manually start the process to obtain ranking data. Examples of such software are:
●    AWR desktop
●    Rank Tracker by Raven Tools

Future competitors
●    Moz
●    SearchMetrics
●    SemRush
●    MajesticSEO

These companies are future competitors, as they apply big data and thereby scans and indexes all pages on the Internet. These companies therefore have a much larger database to search than AccuRanker. Our goal is to eventually expand AccuRanker to be able to use big data the same way, and, therefore these types of enterprises are future competitors.

Target Market

AccuRanker's audience is SEO and marketing professionals and companies with a specific budget for internet marketing.

Customer profile

Companies with an internal marketing department. In addition, companies that are dedicated SEO and / or marketing agencies.

Future Markets

Eventually, we will develop tools within AccuRanker aimed at the end user, and, therefore, will not restrict the Company to professionals as clients. In two (2) years, we expect AccuRanker to be competing on the same level as Moz.com.

The Company intends to make AccuRanker the global market leader in search optimization and social analytics software, empowering marketers and site owners to increase visibility and market share on the world's leading search engines, social sites, and online video sites.

We strive to create value by providing the best quality data on a global scale. We anticipate that Clients and partners worldwide will rely on AccuRanker to maximize return from search investments with actionable insights that help better manage, improve and scale search marketing campaigns.

Steps Planned For Future Expansion

In order to be able to handle big data and massive data scraping, we need to expand our infrastructure. Data scraping is a technique in which a computer program extracts data from human-readable output coming from another program. We have identified the following steps that are necessary to bring us to the next significant level.

- Both the front end, the scrape/indexing servers, and our data storage must be expanded and optimized.

- We need to hire database and storage specialists to help ensure that data can be stored and accessed instantly without any lag.

- We need network engineers to help create and maintain a powerful infrastructure, so data can be accessed from all over the world at fast speeds. They will also have to handle our large setup of scrape servers around the globe.

- We need staff to handle marketing and sponsorships. They will also be using our blog, and attempting to get known marketing gurus and professionals to do guest blogging in order to bring in long tail organic traffic and raise awareness of our brand.

- In order to grow the user base from the current 6,000 to 30,000, we plan to develop small free SEO tools for integration with known and well-used platforms such as Wordpress.

- To raise awareness of our brand, we also plan to develop free SEO tools that can be used without an account, but will attract a lot of social interaction. Finally, we expect to be signing partnerships with large service providers, such as hosting, hosted webshops, etc.

- For feature development, we are going to need software developers, both for backend programming and frontend programming.

- For the backend, we will need developers with a great insight into how the web works.  Frontend developers must be up to date with modern UI and UX patterns, as our product must be kept simple to use, something the competition fails to get right.

Current Product / Service Plans

AccuRanker currently has the following eight (8) plans:
1.    Beginner 150 - $ 19.95
2.    Pro 300  - $ 29.95
3.    Pro 600 - $ 44.95
4.    Pro 1K - $ 74.95
5.    Expert 1.5K - $ 99.95
6.    Expert 3K - $149.95
7.    Expert 10K - $ 299.95
8.    Expert 20K - $ 499.95

The difference between the different plans is the number of keywords that the user can track.  The plans are generally offered on a month-to-month basis, and can be offered over longer periods upon request from the customer.

The Company has an AccuRanker plan to fit a client’s needs no matter how large or small their needs are for our AccuRanker software capabilities.

We can also deliver custom AccuRanker plans for clients. We currently supply custom AccuRanker plans for clients of more than 100,000 keywords, and we can deliver plans without restrictions on keywords. These custom plans can be delivered without increasing costs for AccuRanker. The price of a custom plan is $ 100 for each increment of 5,000 keywords.

Service stability and customer service

AccuRanker has had an average uptime of 99.9% since we began offering the software.

Our efficient customer service department helps limit situations in which AccuRanker clients are faced with a problem that leads to downtime. Clients can contact us in the following ways:

●    By telephone  8:00 to 16:00 CET.
●    Live chat support  8:00 to 16:00 CET
●    Ticket System which is continually being answered 24 hours a day.

Product development

We anticipate that our future developments will be in the areas of data mining, indexing of the Internet for use of backlinks, and visibility-indexing of competitors. Combined with the steps mentioned earlier, we anticipate that AccuRanker will be able to roll out a suite of comprehensive products that will cater to both the end user as well as dedicated internet marketing companies/departments.

AccuRanker's brand image

We are working toward making AccuRanker an authority in the SEO world by blogging relevant topics in digital marketing and engaging top marketing professionals and bloggers to increase brand awareness of AccuRanker in the SEO community.

Customer service

The Company prides itself on being relevant to the clients we sell our products and services to by offering our consulting experience, developing the tools needed by clients and offering custom plans.

PROPERTY

On November 1, 2012, the Company entered into an office lease agreement with Jansen Properties. Annual rent is approximately USD $5,000 (Danish Krone 30,000). Pursuant to the agreement, the lease is non-terminable by the lessee for 12 months from the start of the lease, after which it can be terminated in writing by one of parties with three months' notice for vacating the last one month. During the year ended December 31, 2014 and 2013, the Company paid rent of $7,990 and $7,207, respectively.

LEGAL PROCEEDINGS

The Company is currently not a party to any legal proceedings.

In 2015, the Company purchased a database of e-mails in order to solicit new customers.  The third party that the Company contracted with represented to management that the e-mails were legally obtained and were appropriate for the Company to solicit.  The e-mail list purchased by the Company was in fact a database of e-mails hacked from a competitor.  In October 2015, the Company settled the claims from the competitor through payment of a fee of 15,000 Krone (approximately $3,000) and so long as the Company never solicits any of the e-mails from the hacked database, has no further obligation or penalty.

EMPLOYEES

We employed two (2) persons as of October 31, 2015, both of which were full-time employees.  Those two employees were our co-owners.

Management and corporate governance

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table provides information regarding our directors, executive officers and key employees as of the date of this prospectus.

Name	Age	Position
Directors:
Henrik Schaumann Jorgensen	32	Chief Executive Officer and Member of the Board
Christian Hedegaard Pedersen	33	Chief Operating Officer and Member of the Board
Set forth below are biographies of each of our directors and executive officers as of the date of this prospectus. We do not have any key employees. All directors and executive officers hold office until their successors are elected and qualified.
Henrik Schaumann Jorgensen
Mr. Jorgensen founded eTarg Media ApS in May 2010 and is our Chief Executive Officer.  Initially, his main tasks were software development, and server engineering. From 2007 to 2009, Mr. Jorgensen worked in Romania as an independent software developer and server engineer.
Mr. Jorgensen received an Academy Profession (AP) Degree in Computer Science from Vejle Business Academy in May 2005.
Christian Hedegaard Pedersen
Mr. Pedersen joined eTarg Media ApS in October 2012 and is our Chief Operating Officer.  From September 2008 to October 2012, Mr. Pedersen was employed by eBay Classifieds in Aarhus, Denmark.  While at eBay Classifieds, Mr. Pedersen worked as lead developer on Denmark's biggest car classifieds site and was involved in moving Denmark’s biggest sales platform for car dealerships from a Citrix based solution to a modern web based solution.
Mr. Pedersen received an Academy Profession (AP) Degree in Computer Science from Vejle Business Academy in December 2004.

FAMILY RELATIONSHIPS

There are no family relationships among our executive officers, directors and key employees.

CODE OF BUSINESS CONDUCT AND ETHICS

Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. Our employees, officers and directors must act in accordance with this Code at all times. This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC. A copy of our Code of Business Conduct and Ethics will be filed with the Securities and Exchange Commission as an exhibit to our annual report on Form 10-K and is available in print to any stockholder who requests a copy. We intend to disclose any amendments or waivers to the Code of Business Conduct and Ethics on our website within four business days following the date of the amendment or waiver.

DIRECTOR COMPENSATION
None of our directors receive compensation for their services as members of the Board. However, each of our directors are also executive officers and employees of our subsidiary eTarg Media ApS and receive compensation for their work in those capacities as described below under “Executive compensation”.

Executive compensation

OVERVIEW

The following discussion relates to the compensation paid to or earned by our Chief Executive Officer, Henrik Schaumann Jorgensen, and our two most highly compensated executive officers (other than our Chief Executive Officer) at the year ended December 31, 2014. These executive officers are referred to in this prospectus as our “named executive officers.”

SUMMARY COMPENSATION TABLE FOR THE FISCAL YEARS ENDED DECEMBER 31, 2014 AND 2013

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option awards($)	Total ($)
Henrik Schaumann Jorgensen Chairman, President and Chief Executive Officer	2014 2013	$69,629 $63,679	0 0	0 0	$69,629 $63,679
Christian Hedegaard Pedersen Chief Operating Officer	2014 2013	$55,080 $61,252	0 0	0 0	$55,080 $61,252

Security ownership of certain beneficial owners and management
The following table sets forth the beneficial ownership of our common stock as of October 31, 2015 by the following (1) each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; (2) each of our directors and named executive officers; and (3) all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days of October 31, 2015 are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding these options or warrants, but are not deemed outstanding for calculating the percentage of any other person. We believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.
Our calculation of the number of shares and percentage of beneficial ownership prior to this offering is based on 1,500,000 shares of common stock outstanding as of October 31, 2015, and assumes:

☐
The issuance of 1,500,000 shares of our common stock pursuant to the Share Exchange Agreement, dated October 10, 2015, we entered into with the two (2) owners of eTarg Media ApS, whereby we agreed to issue 1,500,000 shares of our common stock in exchange for all of the issued and outstanding shares of capital stock of eTarg Media ApS. The two (2) owners of eTarg Media ApS as a result became the executive officers and directors of eTarg Media ApS.

Our calculation of the percentage of beneficial ownership after this offering is based on shares of common stock outstanding after the closing of this offering, and includes the assumptions notated above.

	Shares of common stock beneficially owned before the offering	Percentage of shares of common stock beneficially owned
Name and Address of Beneficial Owner	Number	Prior to this offering	After this offering
5% Shareholders:
Henrik Schaumann Jorgensen Kirkegaardsvej 4, 2 -1 Aarhus C Denmark	750,000	50%	37.5%
Christian Hedegaard Pedersen Finderupvej 9, 1 -8 Aarhus C Denmark	750,000	50%	37.5%
Named Executive Officers and Directors:
Henrik Schaumann Jorgensen Kirkegaardsvej 4, 2 -1 Aarhus C Denmark	750,000	50%	37.5%
Christian Hedegaard Pedersen Finderupvej 9, 1 -8 Aarhus C Denmark	750,000	50%	37.5%
Executive Officers and Directors as a Group (two(2) persons)	1,500,000	100%	75%

Certain relationships and related party transactions

Since January 1, 2013, neither eMedia Group Inc. nor eTarg Media ApS has been a participant in a  transaction in which the amount involved exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest or such other persons as may be required to be disclosed pursuant to Item 404 of Regulation S-K, which we refer collectively refer to as “related parties.”

At September 30, 2015 and December 31, 2014, the Company was obligated to one of its shareholders in the form of an unsecured, non-interest bearing demand loan with a balance of $844 and $1,325, respectively.

Description of capital stock

The following describes the material terms of the capital stock of eMedia Group Inc., and our Articles of Incorporation and Bylaws. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, eMedia Group Inc.’s Articles of Incorporation and Bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and applicable law. All of our stockholders are urged to read our Articles of Incorporation and Bylaws carefully and in their entirety.

Authorized Capital Stock; Issued and Outstanding Capital Stock

We currently have authorized capital stock of 300,000,000 shares of common stock, par value $0.001 per share. We are not authorized to issue any shares of preferred stock. The following is a summary of the rights of our common stock and some of the provisions of our Articles of Incorporation and Bylaws, and the Nevada Revised Statutes, or the NRS. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part, as well as the relevant provisions of the NRS.

We currently have 1,500,000 shares of common stock outstanding. We do not have any outstanding options, warrants or any convertible or derivative securities.

Common Stock

All of the securities being offered pursuant to the registration statement of which this prospectus is a part are shares of our common stock. The holders of our common stock are entitled to one vote per share on matters on which our stockholders vote. Holders of our common stock have no cumulative voting rights. Holders of our common stock are entitled to receive dividends, if declared by our Board of Directors, out of funds that we may legally use to pay dividends. If we liquidate or dissolve, holders of our common stock are entitled to share ratably in our assets once our debts are paid. Our Articles of Incorporation do not provide our common stock with any redemption, conversion or preemptive rights. All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Dividends and Other Distributions

Under NRS 78.288, the directors of a Nevada corporation may authorize, and the corporation may make, distributions (including cash dividends) to stockholders, but no such distribution may be made if, after giving it effect:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or

•	except as otherwise specifically allowed by the corporation’s articles of incorporation, the corporation’s total assets would be less than the sum of its total liabilities.

The NRS prescribes the timing of the determinations above depending on the nature and timing of payment of the distribution. For cash dividends paid within 120 days after the date of authorization, the determinations above must be made as of the date the dividend is authorized. When making their determination that a distribution is not prohibited by NRS 78.288, directors may consider:

•	financial statements prepared on the basis of accounting practices that are reasonable in the circumstances;

•	a fair valuation, including, but not limited to, unrealized appreciation and depreciation; and/or

•	any other method that is reasonable in the circumstances.

Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The payment of any future dividends will be at the discretion of our Board of Directors; however, the time and amount of such dividends, if any, will be dependent upon our financial condition, operations, compliance with applicable law, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, contractual restrictions, business prospects, industry trends, the provisions of Nevada law affecting the payment of distributions and any other factors our Board of Directors may consider relevant. Our ability to pay dividends on our common stock may depend in part on our receipt of cash dividends from our operating subsidiaries, which may be restricted from paying us dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur.

Business Combinations and Acquisition of Control Shares

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) prohibit specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. An amendment to the NRS, effective October 1, 2015, however, provides that these statutes do not apply to any combination of a corporation and an interested stockholder after the expiration of four years after the person first became an interested stockholder. NRS 78.439 has also been amended, effective October 1, 2015, to eliminate the prohibition on stockholder approval by written consent with respect to combinations undertaken after the two-year period prescribed under the statutes. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder.” These laws generally apply to Nevada corporations with 200 or more stockholders of record, but a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws. We have not made such an election in our Articles of Incorporation.

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. Our Articles of Incorporation do not include an election to provide that these statutory provisions shall not apply to us or to any acquisition of our common stock, therefore these laws then apply to us if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger) and do business in the State of Nevada directly or through an affiliated corporation. However, we presently do not do business in the State of Nevada, either directly or through an affiliated corporation, nor do we have any intention to do so. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (i) one-fifth or more, but less than one-third, (ii) one-third or more, but less than a majority or (iii) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

In addition, NRS 78.139 also provides that directors may resist a change or potential change in control if the directors, by majority vote of a quorum, determine that the change is opposed to, or not in, the best interest of the corporation.

Special Meetings of Stockholders

Special meetings of the stockholders may be called by our Chief Executive Officer, by the entire Board of Directors, by two (2) directors, or by one or more stockholders holding not less than 10% of the voting power of the Company.

Transfer Agent and Registrar

Our transfer agent and registrar is Clear Trust. Its telephone number is 813.235.4490.

Liability and Indemnification of Directors and Officers

The Nevada Revised Statutes empower us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law and was material to the action, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.
Under applicable provisions of the Nevada Revised Statutes, our Articles of Incorporation, Bylaws or any separate agreement may provide for our payment of expenses incurred by any such director or officer in advance of the final disposition of the applicable action, suit or proceeding, upon delivery by such director or officer of an undertaking to repay all amounts so advanced if it is ultimately determined that the director or officer is not entitled to be indemnified by us.

Our Bylaws provide for indemnification of our directors and officers identical in scope to that permitted under applicable Nevada law.

At present, there is no pending litigation or proceeding involving any of our directors or officers for which indemnification is sought, nor are we aware of any threatened litigation that is likely to result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

We intend to apply to have shares of our common stock approved for quotation on the OTC Markets OTCQB, under the symbol “EMEG”.

Plan of Distribution

The Offering will be Sold by Our Officers and Directors

We are offering up to a total of 500,000 shares of common stock. The offering price is $0.30 per share. The offering will be for nine months unless closed sooner by a sale of all of the shares offered. In our sole discretion, we have the right to terminate the offering at any time, even before we have sold the 500,000 shares. There are no specific events which might trigger our decision to terminate the offering. We retain the right to extend the offering period beyond nine months.

The shares are being offered by us on a "best efforts" basis and there can be no assurance that all or any of the shares offered will be subscribed. If less than the maximum proceeds are available to us, our development and prospects could be adversely affected. There is no minimum offering required for this offering to close. All funds received as a result of this offering will be immediately available to us for our general business purposes.

We cannot assure you that all or any of the shares offered under this prospectus will be sold. No one has committed to purchase any of the shares offered. Therefore, we may sell only a nominal amount of shares, in which case our ability to execute our business plan might be negatively impacted. We reserve the right to withdraw or cancel this offering and to accept or reject any subscription in whole or in part, for any reason or for no reason. Subscriptions will be accepted or rejected promptly. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Certificates for shares purchased will be issued and distributed by our transfer agent promptly after a subscription is accepted and "good funds" are received in our account.

If it turns out that we have not raised enough money to effectuate our business plan, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and are not successful, we will have to suspend or cease operations.

We will sell the shares in this offering through our officers and directors. The officers and directors engaged in the sale of the securities will receive no commission from the sale of the shares nor will they register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3(a) 4-1. Rule 3(a) 4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. Our officers and directors satisfy the requirements of Rule 3(a) 4-1 in that:

1.	They are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his or her participation; and

2.	They are not compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.	They are not, at the time of their participation, an associated person of a broker- dealer; and

4.
They meet the conditions of Paragraph (a)(4)(ii) of Rule 3(a)4-1 of the Exchange Act, in that they (A) primarily perform, or are intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) are not brokers or dealers, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

As long as we satisfy all of these conditions, we are comfortable that we will be able to satisfy the requirements of Rule 3(a)4-1 of the Exchange Act.

As our officers and directors will sell the shares being offered pursuant to this offering, Regulation M prohibits the Company and its officers and directors from certain types of trading activities during the time of distribution of our securities. Specifically, Regulation M prohibits our officers and directors from bidding for or purchasing any common stock or attempting to induce any other person to purchase any common stock, until the distribution of our securities pursuant to this offering has ended.

Offering Period and Expiration Date

This offering will commence on the effective date of this prospectus, as determined by the Securities and Exchange Commission, and continue for a period of nine months unless closed sooner by a sale of all of the shares offered. In our sole discretion, we have the right to terminate the offering at any time, even before we have sold the 500,000 shares. There are no specific events which might trigger our decision to terminate the offering.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must deliver a check or certified funds for acceptance or rejection. All checks for subscriptions must be made payable to "eMedia Group Inc."

Right to Reject Subscriptions

We maintain the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours of our having received them.

Shares eligible for future sale
We cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that such sales might occur, could materially and adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

Upon completion of this offering, and should it be fully subscribed, we will have 2,000,000 shares of common stock outstanding. Of these shares, the shares of common stock sold in this offering will be freely transferable in the United States without restriction under the Securities Act, except that any shares held by our “affiliates,” as that term is defined under Rule 144 under the Securities Act, may be sold only in compliance with the limitations described below. The remaining outstanding shares of our common stock will be “restricted securities” under the Securities Act, and may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which are summarized below, or another SEC rule.

RULE 144

In general, under Rule 144 as currently in effect, persons who are not one of our affiliates at any time during the three months preceding a sale may sell shares of our common stock beneficially held upon the earlier of (1) the expiration of a six-month holding period, if we have been subject to the reporting requirements of the Exchange Act and have filed all required reports for at least 90 days prior to the date of the sale, or (2) a one-year holding period.

1.
At the expiration of the six-month holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock provided current public information about us is available, and a person who was one of our affiliates at any time during the three months preceding a sale would be entitled to sell within any three-month period a number of shares of common stock that does not exceed the greater of either of the following:

(a)
1% of the number of shares of our common stock then outstanding, which will equal approximately 20,000 shares (if the offering is fully subscribed) immediately after this offering, based on the number of shares of our common stock outstanding as of October 31, 2015; or

(b)	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

2.
At the expiration of the one-year holding period, a person who was not one of our affiliates at any time during the three months preceding a sale would be entitled to sell an unlimited number of shares of our common stock without restriction. A person who was one of our affiliates at any time during the three months preceding a sale would remain subject to the volume restrictions described above.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.
All 1,500,000 of our currently issued and outstanding shares of common stock are held by affiliates and therefore will become eligible for sale under Rule 144 upon the one-year anniversary of their date of issuance, which was October 10, 2015.

Material US federal income tax consequences to non-US holders of our common stock
The following is a summary of the material US federal income and estate tax consequences to a non-US holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset (i.e., generally, an asset held for investment purposes).
A “non-US holder” means a person (other than a partnership) that is not for US federal income tax purposes any of the following:

☐	an individual citizen or resident of the United States;

☐
a corporation (or any other entity treated as a corporation for US federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

☐	an estate if its income is subject to US federal income taxation regardless of its source; or

☐
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable US Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and US Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, and are subject to differing interpretations, which could result in US federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of US federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-US holders in light of their particular circumstances. In addition, it does not represent a detailed description of the US federal income tax consequences applicable to you if you are subject to special treatment under the US federal income tax laws (including if you are a US expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for US federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.
If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.
If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular US federal income and estate tax consequences to you of the purchase, ownership or disposition of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction or any applicable income tax treaty.

DIVIDENDS
As discussed under the section entitled “Dividend Policy” above, we do not currently anticipate paying any dividends. Distributions (if any) of cash or property that we pay on our common stock will be treated as taxable dividends for US federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under US federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and will be treated first as a tax-free return of capital to the extent of the non-US holder’s adjusted tax basis in our common stock, and thereafter will be treated as capital gain from a sale or other disposition of our common stock as described below in “Gain on Disposition of Common Stock.” Your adjusted tax basis is generally the purchase price of the shares, reduced by any such tax-free returns of capital. Dividends paid to a non-US holder of our common stock generally will be subject to withholding of US federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-US holder within the United States (and, if required by an applicable income tax treaty, are attributable to a US permanent establishment of the non-US holder) are not subject to withholding, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to US federal income tax on a net income basis in the same manner as if the non-US holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” on its effectively connected earnings and profits at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-US holder of our common stock who wishes to claim the benefit of an applicable income tax treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service, or IRS, Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable US Treasury regulations.
A non-US holder of our common stock eligible for a reduced rate of US withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
GAIN ON DISPOSITION OF COMMON STOCK
Except as provided in “Information Reporting and Backup Withholding” and “Additional Withholding Requirements” below, any gain realized on the sale, exchange or other taxable disposition of our common stock generally will not be subject to US federal income tax unless:

☐
the gain is effectively connected with a trade or business of the non-US holder in the United States (and, if required by an applicable income tax treaty, is attributable to a US permanent establishment of the non-US holder);

☐	the non-US holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

☐	we are or have been a “United States real property holding corporation” for US federal income tax purposes.
A non-US holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated US federal income tax rates applicable to such holder if it were a United States person as defined under the Code. In addition, if a non-US holder described in the first bullet point immediately above is a corporation for US federal income tax purposes, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-US holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by US source capital losses, even though the individual is not considered a resident of the United States.

With respect to the third bullet point immediately above, we believe we are not, and do not anticipate becoming, a “United States real property holding corporation” for US federal income tax purposes. In general, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market values of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business (all as determined for US federal income tax purposes). For this purpose, real property interests include land, improvements and associated personal property. If we are or become a “United States real property holding corporation,” so long as our common stock continues to be regularly traded on an established securities market (within the meaning of applicable US Treasury regulations), only a non-US holder who holds or held directly, indirectly or constructively (at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to US federal income tax on the disposition of our common stock in the same manner as gain that is effectively connected with a trade or business of the non-US holder in the United States, except that the branch profits tax generally will not apply.

FEDERAL ESTATE TAX

Common stock held by an individual non-US holder (as determined for US federal estate tax purposes) at the time of death will be included in such holder’s gross estate for US federal estate tax purposes, and may be subject to US federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

We must report annually to the IRS and to each non-US holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-US holder resides under the provisions of an applicable income tax treaty.

A non-US holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-US holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code) on a properly executed IRS Form W-8 BEN or Form W-8BEN-E, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain US-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-US holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-US holder’s US federal income tax liability provided the required information is timely furnished to the IRS.
Non-US holders should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular circumstances, including the procedure for claiming any applicable exemption.
ADDITIONAL WITHHOLDING REQUIREMENTS
Under legislation enacted in 2010, regulations and administrative guidance, a 30% US federal withholding tax may apply to any dividends paid after June 30, 2014, and to the gross proceeds from a disposition of our common stock occurring after December 31, 2016, in each case paid to (i) a “foreign financial institution” (as specifically defined in the legislation), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in the legislation) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners, which generally includes any United States person that directly or indirectly owns more than 10% of the entity, or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules.
The rules described above may be modified by an intergovernmental agreement entered into between the United States and an applicable foreign country. You should consult your own tax advisor regarding this legislation and whether it may be relevant to your ownership and disposition of our common stock.
OTCQB VENTURE MARKETPLACE TRADING
We intend to apply to have our common stock approved for trading on the OTCQB Venture Marketplace under the symbol “EMEG”.

Determination of offering price

Prior to this offering, there was no public market for our common stock. The initial public offering price was arbitrarily determined by the Company’s Chief Executive Officer. The principal factors to be considered in determining the initial public offering price include:

☐	the information set forth in this prospectus and otherwise available to the representatives;

☐	our history and prospects and the history and prospects for the industry in which we compete;

☐	our past and present financial performance;

☐	our prospects for future earnings and the present state of our development;

☐	the general condition of the securities market at the time of this offering;

☐	other factors deemed relevant by our Chief Executive Officer.

Notice to prospective investors

HONG KONG

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (1) our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (2) no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

JAPAN

Our quotations securities have not been and will not be quotations registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

SINGAPORE

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where our securities are subscribed or purchased under Section 275 by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired our securities pursuant to an offer made under Section 275 except:

(1)	where no consideration is or will be given for the transfer;

(2)	where the transfer is by operation of law; or

(3)	as specified in Section 276(7) of the SFA.
Legal matters

Booth Udall Fuller, PLC, will pass upon the validity of the common stock offered hereby on our behalf.

Experts

The audited consolidated financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of L J Soldinger Associates, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a Registration Statement on Form S-1, or Registration Statement, under the Securities Act with respect to our common stock being offered by this prospectus. This prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information about us and our common stock, we refer you to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the Registration Statement, each statement about such contract or document being qualified in all respects by such reference.
A copy of the Registration Statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov. Our reports and any other information that we have filed or may in the future file with the SEC are not incorporated by reference into, and do not constitute a part of, this prospectus or the Registration Statement.
We will become subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

INDEX TO FINANCIAL STATEMENTS

eTARG MEDIA ApS
INDEX TO FINANCIAL STATEMENTS
September 30, 2015
(Unaudited)

eTARG MEDIA ApS
Condensed Balance Sheets

	September 30, 2015	December 31, 2014
	(Unaudited)	*

ASSETS
Current Assets
Cash and cash equivalents	$151,896	$65,862
Accounts receivable	11,344	5,805
Prepaid expenses and deposits	4,818	4,115
Total Current Assets	168,058	75,782
TOTAL ASSETS	168,058	75,782

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$55,777	$19,001
Due to related party	844	1,325
Unearned revenue	9,032	9,813
TOTAL LIABILITIES	65,653	30,139

STOCKHOLDERS' EQUITY
Common stock, $0.18 par value, unlimited authorized,
160,000 shares issued and outstanding, respectively	28,352	28,352
Retained earnings	80,720	20,930
Accumulated other comprehensive loss	(6,667)	(3,639)
TOTAL STOCKHOLDERS' EQUITY	102,405	45,643
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$168,058	$75,782

* derived fom audited information

The accompanying notes are an integral part of these financial statements.

eTARG MEDIA ApS
Condensed Statements of Operations and Comprehensive Income
 (Unaudited)

	Nine Months Ended
	September 30,
	2015	2014
REVENUES	$190,147	$153,018

OPERATING EXPENSES
Direct cost	21,104	17,593
Depreciation	-	1,086
General and administrative	36,419	24,437
Salary and wages	55,403	98,308
Total Operating Expenses	112,926	141,424

INCOME FROM OPERATIONS	77,221	11,594

OTHER INCOME (EXPENSE)
Realized loss	(1,122)	(572)
Unrealized gain	1,550	432
Total Other Income (Expense)	428	(140)

INCOME BEFORE INCOME TAXES	77,649	11,454
Provision for income taxes	(17,859)	(2,234)

NET INCOME	$59,790	$9,220

STATEMENTS OF COMPREHENSIVE INCOME
Net income	$59,790	$9,220
Other Comprehensive income (loss)
Foreign currency translation adjustments	(3,028)	(3,541)
TOTAL COMPREHENSIVE INCOME	$56,762	5,679

PRO FORMA EARNINGS PER SHARE
Basic and Diluted Income per Common Share	$0.04	$0.01
Basic and Diluted Weighted Average Common Shares Outstanding	1,500,000	1,500,000

The accompanying notes are an integral part of these financial statements.

eTARG MEDIA LTD.
Condensed Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$59,790	$9,220
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	-	1,086
Changes in operating assets and liabilities:
Accounts receivable	(5,539)	(2,132)
Prepaid expenses	(703)	-
Accounts payable and accrued liabilities	36,776	5,658
Unearned revenue	(781)	(326)
Net cash provided by operating activities	89,543	13,506

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment to related party	(481)	(1,529)
Net cash used in financing activities	(481)	(1,529)

Effects on changes in foreign exchange rate	(3,028)	(3,541)

Net increase in cash and cash equivalents	86,034	8,436
Cash and cash equivalents - beginning of period	65,862	40,861
Cash and cash equivalents - end of period	$151,896	$49,297

Supplemental Cash Flow Disclosures
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

eTARG MEDIA ApS
Notes to the Condensed Financial Statements
September 30, 2015
(Unaudited)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

eTarg Media Aps ("eTarg", the "Company") was founded in Aarhus Denmark on May 17, 2010. The Company was originally formed as a sole proprietorship and did not become active until 2012. In 2012, the Company began consulting services and providing software subscriptions around allowing customers to track sales across multiple websites.  In May 2013, the Company incorporated and switched its business to selling its customers subscriptions for its new software software suite Accuranker, which allows customers to track their search engine rankings. The Company's fiscal year end is December 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and the footnotes thereto for the year ended December 31, 2014 contained in the Company's Form S-1 filed on November 16, 2015. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Certain information and footnote disclosures normally included in the consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The Company believes that the disclosures are adequate to make the interim information presented not misleading.

Foreign Currency Translation and Re-measurement

The Company's functional and reporting currency is the U.S. dollar. All transactions initiated in Danish Krone are translated into U.S. dollars in accordance with ASC 830-30, "Translation of Financial Statements," as follows:

i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date.
ii)	Non-monetary assets and liabilities and equity at historical rates.
iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Adjustments arising from such translations are included in accumulated other comprehensive income in shareholders' equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments. The Company had one critical accounting estimate and that was the determination of the method of deferral of revenue for monthly software license subscriptions entered into in December of each accounting year.

Net Loss Per Share of Common Stock

The Company has adopted ASC Topic 260, "Earnings per Share," ("EPS") which requires presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation.  In the accompanying financial statements, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

The Company has no potentially dilutive securities, such as options or warrants, currently issued and outstanding.

The pro forma presentation included within the statement of operations and comprehensive income reflects the recapitalization more fully described in footnote 9 as if it happened at the inception of the Company.

Recent Accounting Pronouncements

In May 2014 and again in August 2015, the Financial Accounting Standards Board issued amended accounting guidance on revenue recognition that will be applied to all contracts with customers. The objective of the new guidance is to improve comparability of revenue recognition practices across entities and to provide more useful information to users of financial statements through improved disclosure requirements. This guidance is effective for annual and interim periods beginning in 2019 (see below). Early adoption is permitted, but only beginning in 2018. The Company is currently assessing the impact of adoption on its consolidated financial statements.

The Company has chosen to qualify as an Emerging Growth Company ("EGC") and use the deferral provisions under Securities Act Section 7(a)(2)(B) and therefore does not expect to adopt the guidance from new accounting policies issued with effective dates after April 2012 until such time as the earlier of when they become applicable to private enterprises or the Company no longer qualifies as an EGC.

NOTE 3 - EQUITY

Authorized Stock

The Company has unlimited authorized common shares. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

Common Shares

As at September 30, 2015 and December 31, 2014, the Company had 160,000 common shares outstanding.

NOTE 4 – RELATED PARTY TRANSACTIONS

At September 30, 2015 and December 31, 2014, the Company was obligated to one of its shareholders in the form of an unsecured, non-interest bearing demand loan with a balance of $844 and $1,325 respectively.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

On November 1, 2012, the Company entered into an office lease agreement with Jansen Properties. Annual rent is approximately $5,000 (Danish Krone 30,000). Pursuant to the agreement, the lease can be terminated in writing by one of parties with three months' notice for vacating the last one month.

The Company has no other commitments or contingencies as of September 30, 2015.

From time to time the Company may become a party to litigation matters involving claims against the Company. Management believes that it is adequately insured for its operations and there are no current matters that would have a material effect on the Company's financial position or results of operations.

NOTE 6 - SUBSEQUENT EVENTS

In 2015 the Company purchased a database of e-mails in order to solicit new for new customers.  The third party that the Company contracted with represented to management that the e-mails were legally obtained and were appropriate for the Company to solicit.  The e-mail list purchased by the Company was in fact a database of e-mails hacked from a competitor.  In October 2015, the Company settled the claims from the competitor through payment of a fee of 15,000 Krone (approximately $3,000) and so long as the Company never solicits any of the e-mails from the hacked database, has no further obligation or penalty.

In October 2015, all of the issued and outstanding shares of the Company were acquired by eMedia Group Inc., a company incorporated under the laws of the state of Nevada, in the United States on October 10, 2015.  The transactions will be accounted for as a recapitalization of the Company with the purpose of re-domiciling the Company in the United States.  The former shareholders of the Company received 1,500,000 shares in the new parent entity.  In accordance with Securities and Exchange Commission Staff Accounting Bulletin 1.B2, the Company has presented pro forma earnings per share based on the new parent company shares issued to the former shareholders of the Company.

eTARG MEDIA ApS
INDEX TO AUDITED FINANCIAL STATEMENTS
December 31, 2014 and 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
 eTarg Media ApS:

We have audited the accompanying consolidated balance sheets of eTarg Media ApS as of December 31, 2014 and December 31, 2013, and the related statements of operations and comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of eTarg Media ApS as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ L J Soldinger Associates, LLC
Deer Park, Illinois
October 24, 2015

eTARG MEDIA ApS
Balance Sheets

	December 31, 2014	December 31, 2013

ASSETS
Current Assets
Cash and cash equivalents	$65,862	$40,861
Accounts receivable	5,805	11,697
Prepaid expenses and deposits	4,115	4,590
Total Current Assets	75,782	57,148
Equipment, net	-	1,448
TOTAL ASSETS	75,782	58,596

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$19,001	$12,631
Due to related party	1,325	1,498
Unearned revenue	9,813	4,147
TOTAL LIABILITIES	30,139	18,276

STOCKHOLDERS' EQUITY
Common stock, $0.18 par value, unlimited authorized,
160,000 shares issued and outstanding, respectively	28,352	28,352
Retained earnings	20,930	10,642
Accumulated other comprehensive income (loss)	(3,639)	1,326
TOTAL STOCKHOLDERS' EQUITY	45,643	40,320
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$75,782	$58,596

The accompanying notes are an integral part of these financial statements.

eTARG MEDIA ApS
Statements of Operations and Comprehensive Income

	Year Ended	Year Ended
	December 31,	December 31,
	2014	2013

REVENUES	$190,679	$166,834

OPERATING EXPENSES
Direct cost	15,471	2,965
Depreciation	1,448	1,448
General and administrative	35,834	25,605
Research and development	-	51,293
Salary and wages	125,780	76,352
Total Operating Expenses	178,533	157,663

INCOME BEFORE INCOME TAXES	12,146	9,171
Provision for income taxes	(1,858)	-

NET INCOME	$10,288	$9,171

STATEMENT OF COMPREHENSIVE INCOME
Net Income	$10,288	$9,171
Other Comprehensive income (loss)
Foreign currency translation adjustments	(4,965)	1,326
COMPREHENSIVE INCOME	$5,323	$10,497

PRO FORMA EARNINGS PER SHARE (Unaudited)
Basic and Diluted Income per Common Share	$0.01	$0.01
Basic and Diluted Weighted Average Common Shares Outstanding	1,500,000	1,193,836

The accompanying notes are an integral part of these financial statements.

eTARG MEDIA ApS
Statements of Stockholders' Equity

					Accumulated
					Other	Total
	Owner’s	Common Stock		Retained	Comprehensive	Stockholders'
	Equity	Number of Shares	Amount	Earnings	Loss	Equity

Balance - December 31, 2012	$14,176	-	$-	$1,471	$-	$15,647
Incorporation	(14,176)	80,000	14,176	-	-	-
Issuance of common stock	-	80,000	14,176	-	-	14,176
Net income	-	-	-	9,171	-	9,171
Foreign currency translation adjustments	-	-	-	-	1,326	1,326
Balance - December 31, 2013	-	160,000	28,352	10,642	1,326	40,320
Net income	-	-	-	10,288	-	10,288
Foreign currency translation adjustments	-	-	-	-	(4,965)	(4,965)
Balance - December 31, 2014	$-	160,000	$28,352	$20,930	$(3,639)	$45,643

The accompanying notes are an integral part of these financial statements.

eTARG MEDIA LTD.
Statements of Cash Flows

	Year Ended	Year Ended
	December 31,	December 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,288	$9,171
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	1,448	1,448
Changes in operating assets and liabilities:
Accounts receivable	5,892	(1,951)
Prepaid expenses and deposits	475	(3,261)
Accounts payable and accrued liabilities	6,370	7,333
Unearned revenue	5,666	4,147
Net cash provided by operating activities	30,139	16,887

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from related party	-	392
Distribution paid	-	(10,890)
Issuance of common stock for cash	-	14,176
Net cash provided by financing activities	-	3,678

Effects on changes in foreign exchange rate	(5,138)	1,130

Net increase in cash and cash equivalents	25,001	21,695
Cash and cash equivalents - beginning of period	40,861	19,166
Cash and cash equivalents - end of period	$65,862	$40,861

Supplemental Cash Flow Disclosures
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

eTARG MEDIA ApS
Notes to the Financial Statements
December 31, 2014

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

eTarg Media Aps ("eTarg", the "Company") was founded in Aarhus Denmark on May 17, 2010. The Company was originally formed as a sole proprietorship and did not become active until 2012.  In 2012, the Company began consulting services and providing software subscriptions around allowing customers to track sales across multiple websites.  In May 2013, the Company incorporated and switched its business to selling its customers subscriptions for its new software software suite Accuranker, which allows customers to track their search engine rankings.  The Company's fiscal year end is December 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC").  The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles ("GAAP") of the United States.

Foreign Currency Translation and Re-measurement

The Company's functional and reporting currency is the U.S. dollar. All transactions initiated in Danish Krone are translated into U.S. dollars in accordance with ASC 830-30, "Translation of Financial Statements," as follows:

i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date.
ii)	Non-monetary assets and liabilities and equity at historical rates.
iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Adjustments arising from such translations are included in accumulated other comprehensive income in shareholders’ equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments. The Company had one critical accounting estimate and that was the determination of the method of deferral of revenue for monthly software license subscriptions entered into in December of each accounting year.

Development Stage Enterprise – Early Adoption of New Accounting Standard

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.  The amendments in this Update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from GAAP.  In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity; (2) label the financial statements as those of a development stage entity; (3) disclose a description of the development stage activities in which the entity is engaged; and (4) disclose in the first year in which the entity is no longer in a development stage that in prior years it had been in the development stage.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Accounts Receivable

The Company's accounts receivable consists of trade receivables from customers. The Company evaluates the collectability of its accounts receivable on an on-going basis and write off the amount when it is considered to be uncollectible. The Company determined that no allowance was necessary as of December 31, 2014 or 2013

Financial Instruments

The Company follows ASC 820, "Fair Value Measurements and Disclosures",  which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are described below:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Concentrations of Credit Risk

In 2013 one customer accounted for approximately 62% of revenues and 83% of accounts receivable and in 2014 two customers accounted for approximately 36% of revenues.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Cost includes all direct costs necessary to acquire and prepare assets for use, including internal labor and overhead in some cases. Depreciation of property, plant and equipment is provided on the straight-line method over estimated useful lives, generally ranging from 3 to 5 years for equipment and 5 years for buildings. The costs of repairs and maintenance are expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. When assets are retired or sold, the asset cost and related accumulated depreciation are eliminated with any remaining gain or loss recognized in net earnings.

Long-lived Assets

Long-lived assets such as property, equipment and identifiable intangibles are reviewed for impairment whenever facts and circumstances indicate that the carrying value may not be recoverable. When required impairment losses on assets to be held and used are recognized based on the fair value of the asset. The fair value is determined based on estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required.  If the carrying amount of the long-lived asset is not recoverable from its undiscounted cash flows, an impairment loss is recognized for the difference between the carrying amount and fair value of the asset.  When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risk associated with the recovery of the assets.  We did not recognize any impairment losses for any periods presented.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with ASC 605,"Revenue Recognition."

The Company recognizes revenue from services only when all of the following criteria have been met:

i)	Persuasive evidence for an agreement exists;
ii)	Service has been provided;
iii)	The fee is fixed or determinable; and,
iv)	Collection is reasonably assured.

Revenue related to consulting service is fully recognized when the above criteria are met. Revenue related to online subscriptions is recognized ratably over the duration of the subscriptions.

Share-based Expenses

ASC 718 "Compensation – Stock Compensation" prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired.  Transactions include incurring liabilities, or issuing or offering to issue shares, options,  and other equity instruments such as employee stock ownership plans and stock appreciation rights.  Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, "Equity – Based Payments to Non-Employees."  Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable:  (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

There were no share-based expenses for the period ended December 31, 2014 and 2013.

Deferred Income Taxes and Valuation Allowance

The Company accounts for income taxes under ASC 740 "Income Taxes."  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.  No deferred tax assets or liabilities were recognized as at December 31, 2014 and 2013.

Net Loss Per Share of Common Stock

The Company has adopted ASC Topic 260, "Earnings per Share," ("EPS") which requires presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation.  In the accompanying financial statements, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period (see Note 9).

The Company has no potentially dilutive securities, such as options or warrants, currently issued and outstanding.

The pro forma presentation included within the statement of operations and comprehensive income (loss) reflects the recapitalization more fully described in footnote 9 as if it happened at the inception of the Company.

Recent Accounting Pronouncements

In May 2014 and again in August 2015, the Financial Accounting Standards Board issued amended accounting guidance on revenue recognition that will be applied to all contracts with customers. The objective of the new guidance is to improve comparability of revenue recognition practices across entities and to provide more useful information to users of financial statements through improved disclosure requirements. This guidance is effective for annual and interim periods beginning in 2019 (see below). Early adoption is permitted, but only beginning in 2018. The Company is currently assessing the impact of adoption on its consolidated financial statements..

The Company has chosen to qualify as an Emerging Growth Company (“EGC”) and use the deferral provisions under Securities Act Section 7(a)(2)(B) and therefore does not expect to adopt the guidance from new accounting policies issued with effective dates after April 2012 until such time as the earlier of when they become applicable to private enterprises or the Company no longer qualifies as an EGC.

NOTE 3 – EQUIPMENT

	December 31,	December 31,
	2014	2013
Computers and other equipment	$4,425	$4,425
Accumulated Depreciation	(4,425)	(2,977)
Balance	$-	$1,448

The Company recorded $1,488 and $1,488 depreciation for the periods ended December 31 2014 and 2013, respectively.

NOTE 4 - EQUITY

Authorized Stock

The Company has unlimited authorized common shares. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

Common Shares

On May 29, 2013, the Company issued 80,000 common shares to an officer and director for $14,176 cash.

As at December 31, 2014 and 2013, the Company had 160,000 common shares outstanding, respectively.

NOTE 5 – RELATED PARTY TRANSACTIONS

At December 31, 2014 and 2013, the Company was obligated to one of its shareholders in the form of an unsecured, non-interest bearing demand loan with a balance of $1,325 and $1,497 respectively.  The change from period to period is due entirely to changes in exchange rates.

NOTE 6 -PROVISION FOR INCOME TAXES

The Company provides for income taxes under ASC 740, "Income Taxes”. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse. It also requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company is subject to taxation in Denmark and certain local jurisdictions.

The provision for income taxes differs from the amounts which would be provided by applying the statutory income tax rate of 25% in 2013 and 24% in 2014 to the net income (loss) before provision for income taxes for the following reasons:

	Year Ended	Year Ended
	December 31,	December 31,
	2014	2013
Income tax expense at statutory rate	$2,800	$2,200
Prior year income tax benefit applied	(1,455)	-
Net tax effect of other items not taxable or deductible for income tax purposes	513	(3,655)
Valuation allowance	-	1,455
Income tax expense	$1,858	$-

Net deferred tax assets consist of the following components as of:

	December 31,	December 31,
	2014	2013
NOL Carryover	$-	$1,455
Valuation allowance	-	(1,455)
Net deferred tax asset	$-	$-

NOTE 7 – COMMITMENTS AND CONTINGENCIES

On November 1, 2012, the Company entered into an office lease agreement with Jansen Properties. Annual rent is approximately $6,000 (Danish Krone 30,000). Pursuant to the agreement, the lease is non-terminable by the lessee for 12 months from the start of the lease, after which it can be terminated in writing by one of parties with three months' notice for vacating the last one month. During the year ended December 31, 2014 and 2013, the Company paid rent of $7,990 and $7,207, respectively.

The Company has no other commitments or contingencies as of December 31, 2014.

From time to time the Company may become a party to litigation matters involving claims against the Company. Management believes that it is adequately insured for its operations and there are no current matters that would have a material effect on the Company's financial position or results of operations.

NOTE 8 -SUBSEQUENT EVENTS

In 2015 the Company purchased a database of e-mails in order to solicit new for new customers.  The third party that the Company contracted with represented to management that the e-mails were legally obtained and were appropriate for the Company to solicit.  The e-mail list purchased by the Company was in fact a database of e-mails hacked from a competitor.  In October 2015, the Company settled the claims from the competitor through payment of a fee of 15,000 Krone (approximately $3,000) and so long as the Company never solicits any of the e-mails from the hacked database, has no further obligation or penalty.

NOTE 9 – SUBSEQUENT EVENTS (Unaudited)

In October 2015, all of the issued and outstanding shares of the Company were acquired by eMedia Group Inc., a company incorporated under the laws of the state of Nevada, in the United States on October 10, 2015. The transactions will be accounted for as a recapitalization of the Company with the purpose of re-domiciling the Company in the United States. The former shareholders of the Company received 1,500,000 shares in the new parent entity. In accordance with Securities and Exchange Commission Staff Accounting Bulletin 1.B2, the Company has presented pro forma earnings per share based on the new parent company shares issued to the former shareholders of the Company.

      500,000 Shares

Common Stock

Preliminary Prospectus

Through and including  [_____________], 2015 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                    , 2015

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, all of which will be or have been paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee and The OTC Markets OTCQB fee.

SEC registration fee	$15.11
OTCQB fee	12,500
Legal fees and expenses	50,000
Accounting fees and expenses	7,500
Audit fees and expenses	-
Custodian and transfer agent fees	1,000
Total
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Our Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Nevada Revised Statutes, or NRS, against all expense, liability and loss (including attorneys’ fees and amounts paid in settlement) reasonably incurred or suffered by such.
NRS 78.7502 permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or the suit if such person (i) is not liable pursuant to NRS 78.138 and (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought or some other court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
The foregoing discussion of our Articles of Incorporation, Bylaws, and Nevada law is not intended to be exhaustive and is qualified in its entirety by such Articles of Incorporation, Bylaws, or law.
See also “Undertakings” set out in response to Item 17 herein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding the shares of common stock in the three years preceding the filing of this registration statement that were not registered under the Securities Act of 1933.

SHARE EXCHANGE AGREEMENT

On October 10, 2015 we entered into a Share Exchange Agreement with the two (2) owners of eTarg Media ApS, whereby we agreed to issue 1,500,000 shares of common stock in exchange for all of the issued and outstanding shares of capital stock of eTarg Media ApS. The two (2) owners of eTarg Media ApS as a result became the executive officers and directors of eMedia Group Inc.
eMedia Group Inc. issued the securities to two (2) non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction in which we relied on the registration exemption provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended (the “Act”), as the conditions of Regulation S were met, including but not limited to the following conditions:

•	Each of the parties receiving shares are residents and citizens of Denmark and were in Denmark at the time of the sale of the shares;
•
Each of the parties receiving shares agree to resell the shares only in accordance with Regulation S, pursuant to a registration under the Act, or pursuant to an available exemption from registration; and

•
The certificate representing the shares sold contain a legend that transfer of the shares is prohibited except in accordance with the provisions of Regulation S, pursuant to a registration under the Act, or pursuant to an available exemption from registration and the hold may engage in hedging transactions with regards to eMedia Group Inc.’s common stock unless in compliance with the Act.

On May 29, 2013, our wholly-owned subsidiary, eTarg Media ApS, issued 80,000 common shares to an officer and director for $14,176 in cash.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES
(a) Exhibits

Exhibit No.	Exhibit Description	Previously Filed	Filed Herewith	To be Filed by Amendment

3.1
Articles of Incorporation of the Registrant (currently in effect) (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-208049) filed with the SEC on November 16, 2015).
*

3.2
Bylaws of the Registrant (currently in effect) (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-208049) filed with the SEC on November 16, 2015).
*

4.1	Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-208049) filed with the SEC on November 16, 2015).	*

5.1	Opinion of Booth Udall Fuller, PLC	*

10.1
Share Exchange Agreement dated October 10, 2015, by and among the Registrant, Henrik Schaumann Jorgensen and Christian Hedegaard Pedersen (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-208049) filed with the SEC on November 16, 2015).
*

23.1	Consent of L J Soldinger Associates independent registered public accounting firm.		*

23.2	Consent of Booth Udall Fuller PLC (form contained in Exhibit 5.1 herein).	*

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes:

(1)
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned.

EMEDIA GROUP INC.

By:	/s/ Henrik Schaumann Jorgensen
Name:	Henrik Schaumann Jorgensen
Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Henrik Schaumann Jorgensen Henrik Schaumann Jorgensen	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Member of the Board of Directors	November 24, 2015

/s/ Christian Hedegaard Pedersen Christian Hedegaard Pedersen	Chief Operating Officer (Principal Financial and Accounting Officer) and Member of the Board of Directors	November 24, 2015